Exhibit 99.2

Axiom Intelligence Acquisition Corp 1 Announces Completion of $200 Million Initial Public Offering

New York, New York, June 20, 2025 (GLOBE NEWSWIRE) – Axiom Intelligence Acquisition Corp 1 (NASDAQ:AXINU) (the “Company”) today announced the closing of its initial public offering of 20,000,000 units, which includes 2,500,000 units sold pursuant to the partial exercise of the underwriters’ over-allotment option. The offering was priced at $10.00 per unit, resulting in gross proceeds of $200,000,000.

The Company’s units commenced trading on the Nasdaq Global Market (“Nasdaq”) under the symbol “AXINU” on June 18, 2025. Each unit issued in the offering consists of one Class A ordinary share of the Company and one right to receive one tenth (1/10) of one Class A ordinary share upon the consummation of the Company’s initial business combination. Once the securities comprising the units begin separate trading, the Class A ordinary shares and rights are expected to be listed on Nasdaq under the symbols “AXIN” and “AXINR,” respectively.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any stage of its corporate evolution or in any industry or sector, the Company intends to focus its initial search on companies in the European infrastructure industry. The Company’s management team is led by Richard Dodd, its Executive Chairman, Douglas Ward, its Chief Executive Officer, Daniel Mamadou-Blanco, its President, Robert Dilling, its Chief Financial Officer, and Chris Ackermann, its Chief Operating Officer. Dr. Claire Handby, Steven Leighton and Christopher Ellis are the Company’s independent directors and Sankalp Shangari and Wendy Li are its senior advisers.

Cohen & Company Capital Markets, a division of J.V.B. Financial Group, LLC, acted as the lead book-running manager for the offering. Seaport Global Securities LLC acted as joint book-runner.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on June 17, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained from Cohen & Company Capital Markets, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at: capitalmarkets@cohencm.com. Copies of the registration statement can be accessed for free through the SEC’s website at www.sec.gov.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the offering and the Company’s search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus for the offering filed with the Securities and Exchange Commission. The Company undertakes no obligation to update these statements for revisions or changes after the date of this press release, except as required by law.

Contact Information:

Axiom Intelligence Acquisition Corp 1

Richard Dodd, Executive Chairman / Doug Ward, Chief Executive Officer

contact@aiac1.com

+44 20 3973 7928